As filed with the Securities and Exchange Commission on September 26, 2014.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3D
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC.

(Exact name of registrant as specified in its charter)

Maryland	83-0511223
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

David Lichtenstein
LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129

(Name and Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

With Copies to:

Joseph E. Teichman, Esq. c/o The Lightstone Group 1985 Cedar Bridge Ave., Suite 1 Lakewood, New Jersey 08701 Tel: (732) 987-8678 Fax: (732) 612-1444	Peter M. Fass, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 Tel: (212) 969-3000 Fax: (212) 969-2900	Michael J. Choate, Esq. Proskauer Rose LLP Three First National Plaza 70 West Madison Chicago, IL 60602 Tel: (212) 969-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	6,000,000	$9.50	$57,000,000	$0

(1)	The proposed maximum offering price per share will equal $9.50 per share until adjusted by our board of directors.
(2)	Pursuant to Rule 457(p) under the Securities Act, the registrant hereby offsets the entire registration fee due under this registration statement with the remaining amount of the filing fee associated with the unsold securities from the registrant’s registration statement on Form S-11, filed with the Securities and Exchange Commission on November 4, 2011, as amended (File No. 333-177753), registering securities for a maximum aggregate offering price of $323,750,000 (the “Prior Registration Statement”). Of that amount, as of September 25, 2014, the registrant had sold securities with an aggregate offering price of $115,982,290. The associated filing fee ($8,165.27) for the unsold securities under the Prior Registration Statement ($207,767,710) is hereby used to offset the entire current registration fee due of $7,341.60.

PROSPECTUS

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PROGRAM

6,000,000 Shares of Common Stock

We are Lightstone Value Plus Real Estate Investment Trust II, Inc., a real estate investment trust for U.S. federal income tax purposes, or REIT, that was formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout North America, as well as other real estate-related investments. We qualified to be taxed as a REIT beginning with the taxable year ended December 31, 2009. Unless otherwise indicated or the context requires otherwise, in this prospectus, references to “our company,” “we,” “us” and “our” mean Lightstone Value Plus Real Estate Investment Trust II, Inc. and its consolidated subsidiaries.

With this prospectus we are offering participation in our Amended and Restated Distribution Reinvestment Program to record holders of our outstanding shares of common stock. We refer to our Amended and Restated Distribution Reinvestment Program as the “Program” in this prospectus. The Program is being amended, effective as of October 10, 2014, which is more than 10 days following the date that notice of the amendment is being mailed to current Program participants. Any current stockholder who joins or participates in the Program will be considered a participant.

PROGRAM HIGHLIGHTS

•	You may invest all of your cash distributions that we pay to you in additional shares of our common stock without paying any dealer manager fees or sales commissions.
•	Once you are enrolled in the Program, cash distributions paid on the shares of your common stock will be automatically reinvested in additional shares of our common stock until you terminate your participation in the Program or your participation is suspended or terminated by us. No minimum amount of shares is required to participate in the Program.
•	The purchase price for shares purchased with reinvested cash distributions under the Program will be determined by our board of directors and will initially be $9.50 per share.
•	Your participation in the Program is entirely voluntary and you may terminate your participation at any time. If you do not elect to participate in the Program, you will continue to receive any cash distributions paid on your shares of common stock.

You should read this prospectus carefully so you will know how the Program works and then retain it for future reference. Investing in our common stock involves risks. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Prospectus dated September 26, 2014

i

SUMMARY OF THIS OFFERING

The following summary describes the principal terms of this offering and the Program. You should carefully read the entire text of the Program in Appendix A to this prospectus before you decide to participate in the Program.

Shares Offered
6,000,000 shares of common stock, $0.01 par value per share.
Enrollment
No action is required if you are already participating in the Program. If you are not already participating in the Program, you may participate if you currently own shares of our common stock by completing and submitting an Authorization Form, which can be obtained by contacting us. No minimum amount of shares is required to participate in the Program.
Reinvestment of Distributions
You will be able to purchase additional shares of our common stock by reinvesting any cash distributions paid on your shares of common stock.
Price per Share — Distribution Reinvestments
The purchase price for shares purchased with reinvested cash distributions under the Program will be the higher of (a) 95% of the then-current net asset value per share as estimated by our board of directors and (b) $9.50 per share; provided, that any discount from the then-current fair market value per share as estimated by our board of directors will not exceed 5%.
Administration
DST Systems, Inc. will serve as the reinvestment agent for the Program.
Source of Shares of Common Stock
Initially, shares of our common stock purchased pursuant to the Program will come from our authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, the reinvestment agent may also purchase shares of our common stock in the open market.
Tracking Your Investment
You will receive periodic statements of the transactions made in your Program account. These statements will provide you with details of the transactions and will indicate the share balance in your Program account.
Amendment to, or Suspension or Termination of, the Program
We may amend any aspect of the Program or suspend or terminate the Program for any reason by providing 10 days’ written notice to participants.
Use of Proceeds
The proceeds from this offering will be used for general corporate purposes, including, but not limited to, investment in properties, payment of fees and other costs, and funding for our share repurchase program.
Program Restrictions
A participant will not be able to acquire common stock under the Program if the purchase would (a) cause his, her or its ownership to exceed 9.8% in value of the aggregate of our outstanding shares or 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of shares or (b) violate any of the other share ownership restrictions imposed by our charter.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Lightstone Value Plus Real Estate Investment Trust II, Inc., incorporated on April 28, 2008, is a Maryland corporation that qualified to be taxed as a REIT beginning with its taxable year ended December 31, 2009. We were formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout North America, as well as other real estate-related investments.

Our executive offices are located at 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701. Our telephone number is (732) 367-0129 and our fax number is (732) 612-1444. Additional information about us and our affiliates may be obtained at www.lightstonecapitalmarkets.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or SEC. You may request and obtain a copy of any of these filings, at no cost to you, by writing or telephoning us at the following addresses:

Lightstone Value Plus Real Estate Investment Trust II, Inc.
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129
Attn: Investor Services

You can read these filings over the Internet at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the Program is terminated comprise the incorporated documents:

Annual Report on Form 10-K	For the year ended December 31, 2013, filed with the SEC on March 31, 2014
Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2014, filed with the SEC on May 14, 2014, and June 30, 2014, filed with the SEC on August 8, 2014
Current Reports on Form 8-K, filed with the SEC on	January 22, 2014 April 10, 2014 September 22, 2014
Definitive Proxy Statements and other proxy soliciting materials, filed with the SEC on	July 23, 2014 August 4, 2014 August 7, 2014

We are also incorporating by reference the descriptions of common stock as set forth in our Registration Statement on Form S-11 (Registration No. 333-177753), which the SEC initially declared effective on September 27, 2012, and our Registration Statement on Form 8-A filed with the SEC on July 27, 2010, as each may be amended, supplemented or superseded. Upon written or oral request, we will provide to you, without charge, a copy of any of or all the documents incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Your request for copies should be directed to: Lightstone Value Plus Real Estate Investment Trust II, Inc., 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701, Attn: Investor Relations, or by telephone to (732) 367-0129.

TERMS AND CONDITIONS OF THE AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PROGRAM

Purpose

1.	What is the purpose of the Program?

The primary purpose of the Program is to give our stockholders a convenient way to reinvest their cash distributions in additional shares of common stock.

Benefits and Disadvantages

2.	What are the benefits and disadvantages of the Program?

Benefits:

Before deciding whether to participate in the Program, you should consider the following benefits of participation in the Program:

•	You will realize the convenience of having all your cash distributions automatically reinvested in additional shares of our common stock. Since we will credit fractional shares of common stock to your Program account, you will receive full investment of your distributions.
•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Program account, including purchases and latest balances.
•	We, not you, will pay all costs of administering the Program.

Disadvantages:

Before deciding whether to participate in the Program, you should consider the following disadvantages of participation in the Program:

•	Your reinvestment of cash distributions will result in your being treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution equal to the fair market value of our common stock that you received. The distribution may give rise to a liability for the payment of income tax on our earnings and profits attributable to that distribution without providing you with immediate cash to pay the tax when it becomes due.
•	Because our common stock is not listed on a national securities exchange, the price for shares purchased under the Program will not be determined by market conditions. This price may fluctuate based on the determination of our board of directors. These fluctuations may change the number of shares of our common stock that you receive. See Question 7 for a discussion of how the price for the shares is determined.
•	Your investment elections, and any changes or cancellations, must be received by us within specified time limits. If these time limits are not met, a delay may occur before your investment elections can be implemented. Please see Questions 6 and 10 for information on the time limit for participation in the Program.
•	You may not pledge shares of common stock deposited in your Program account unless you withdraw those shares from the Program.

Administration

3.	Who will administer the Program?

Reinvestment agent.  DST Systems, Inc., or another entity we may designate, will serve as the reinvestment agent of the Program. The reinvestment agent:

•	acts as your agent;
•	keeps records of all Program accounts;

•	sends your account statements to you; and
•	performs other duties relating to the Program.

You should send all correspondence with the reinvestment agent to:

DST Systems, Inc.
430 W. 7th St.
Kansas City, MO 64105

Transfer agent.  DST Systems, Inc., or another entity we may designate, will serve as the transfer agent of the shares of common stock issued under the Program. If you decide to transfer ownership of all or part of the shares of common stock held in your Program account through gift, private sale or otherwise to an individual or entity outside the Program, you should send all correspondence to the transfer agent at the address set forth above.

Successor reinvestment agent.  We may appoint a new reinvestment agent at any time. DST Systems, Inc. may resign as reinvestment agent at any time. In either such case, we will appoint a successor reinvestment agent, and we will notify you of such change.

Participation

4.	Who is eligible to participate in the Program?

Except as described below, the Program is generally open to all holders of our common stock who elect to participate in the Program. Participants can be individuals, trusts, retirement plans, corporations or other entities. You must notify the reinvestment agent if, at any time during your participation in the Program, any representation that you made in your subscription agreement for your initial purchase of shares of our common stock becomes inaccurate or if there is any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards set forth in the prospectus for your initial purchase of our shares.

A stockholder may not participate in the Program through distribution channels that would be eligible to purchase shares in our public offerings of our common stock outside the Program at prices below $9.50 per share.

Exclusion from Program at Our Election.  Notwithstanding any other provision in the Program, the reinvestment agent reserves the right to prevent you from participating in the Program for any reason. The reinvestment agent may terminate your individual participation in the Program by providing 10 days’ prior written notice to you.

Enrollment

5.	How do I enroll in the Program?

No action is required if you are already participating in our predecessor distribution reinvestment program. If you are eligible to participate in the Program, you may join the Program at any time. Once you enroll in the Program, you will remain enrolled until you withdraw from the Program, we suspend or terminate the Program or the reinvestment agent terminates your participation in the Program.

The Authorization Form.  To enroll and participate in the Program, you must complete an Authorization Form, which you can obtain by contacting the reinvestment agent, and mail it to the reinvestment agent at the address set forth in Question 3. In order for you to participate in the Program with respect to a particular distribution, your Authorization Form must have been received no later than 10 days prior to the last day of the applicable period related to that distribution. If your Authorization Form is received after the 10th day before the end of the distribution period, then you will receive a cash distribution for such distribution period and your enrollment will be processed with respect to the distribution declared for the following distribution period. Authorization Forms may be obtained at any time by contacting the reinvestment agent.

If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Program, you may sign and return the Authorization Form to participate in the Program at any time.

The reinvestment agent will automatically reinvest any cash distributions paid on all shares of common stock that you have designated for participation in the Program until you indicate otherwise or withdraw from the Program, or until we suspend or terminate the Program or the reinvestment agent terminates your participation. If you participate in the Program, the reinvestment agent will pay distributions on all shares of common stock held in your Program account. The reinvestment agent will credit the common stock purchased pursuant to the Program to your Program account.

If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Program on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed Authorization Form on your behalf.

6.	When will my participation in the Program begin?

The reinvestment agent will begin to reinvest distributions for the distribution period in which your Authorization Form is received, provided the reinvestment agent receives such Authorization Form at least 10 days before the end of such distribution period. Once you enroll in the Program, you will remain enrolled in the Program until you withdraw from the Program, we suspend or terminate the Program or the reinvestment agent terminates your participation in the Program.

Purchases

7.	How are shares purchased under the Program?

Source of the Shares of Common Stock.  Initially, shares of common stock purchased on your behalf by the reinvestment agent under the Program will come from our authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, the reinvestment agent may also purchase shares of our common stock in the open market.

Distribution Payment Dates.  We currently declare distributions quarterly and will pay distributions when, as and if authorized by our board of directors. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Program obligates us to do so. The Program does not represent a guarantee of future distributions. Neither we nor the reinvestment agent will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the reinvestment agent from buying shares of common stock or interfere with the timing of such purchases.

Price of Shares of Common Stock.  The price of shares of common stock under the Program will be determined by our board of directors from time to time.

The purchase price for shares purchased with reinvested cash distributions under the Program will be the higher of (a) 95% of the then-current net asset value per share as estimated by our board of directors and (b) $9.50 per share; provided, that any discount from the then-current fair market value per share as estimated by our board of directors will not exceed 5%.

The per share price pursuant to the Program was determined based in part upon U.S. federal income tax considerations. The United States Internal Revenue Service, or the IRS, has ruled that in connection with a reinvestment program, a REIT may give a discount of up to 5% on the fair market value of the reinvested shares, determined as of the date of distribution, as a result of the savings to the REIT resulting from directly issuing the reinvestment program shares, but that a discount in excess of 5% will cause the distribution to the participants to be treated as preferential, resulting in the entire distribution to all stockholders being a non-deductible preferential dividend that could jeopardize the REIT’s ability to maintain its qualification as a REIT.

Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the estimated net asset value per share may not be realized when an investor seeks to liquidate his, her or its common stock or if we were to liquidate our assets.

Number of Shares to be Purchased.  The reinvestment agent will invest for you the total dollar amount equal to the cash distribution on all shares of common stock, including fractional shares, held in your Program account. Subject to the restrictions contained in our charter on transfer and ownership of shares of our common stock described in Question 16, there is no limit on the number of shares of common stock you may purchase through the Program. The reinvestment agent will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. The reinvestment agent will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.

Certificates

8.	Will I receive certificates for shares purchased?

Book-Entry.  Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the reinvestment agent purchases for your account under the Program in your name. The reinvestment agent will credit such shares to your Program account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

Issuance of Certificates.  Upon your written request to us, we will issue and deliver to you certificates for all whole and fractional shares of common stock credited to your Program account. We will handle such requests at no cost to you.

Reports

9.	How will I keep track of my investments?

Within 90 days after the end of each calendar year, the reinvestment agent will send you a statement of account that will provide the following information with respect to your Program account for the prior year:

•	cash distributions received;
•	number of shares of common stock purchased (including fractional shares); and
•	price paid per share of our common stock.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Program.

Withdrawal

10.	How would I terminate or modify my participation in the Program?

Withdrawal from the Program.  You may terminate or modify your participation in the Program at any time by written notice to the reinvestment agent. To be effective with respect to any distribution, the reinvestment agent must have received such written notice at least 10 days before the last day of the applicable distribution period. If your request to terminate or modify your participation in the Program is received by the reinvestment agent after the 10th day before the last day of the applicable distribution period, then the reinvestment agent will process the reinvestment of your proceeds of the upcoming cash distribution in accordance with your existing instructions; your request will be processed by the reinvestment agent for the distribution declared with respect to the following period. After the reinvestment agent terminates your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Program.

Rejoining the Program after Withdrawal.  After you withdraw from the Program, you may again participate in the Program at any time by sending a new Authorization Form to the reinvestment agent.

Tax Considerations

11.	What are the income tax consequences for participants in the Program?

You are encouraged to consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all U.S. federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions under the Program, your tax basis and holding period for our common stock acquired under the Program and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. This Question 11 and Questions 12 through 15 provide a brief summary of the material U.S. federal income tax considerations applicable to the Program, and this summary is for general information only, does not purport to address all aspects of taxation that may be relevant to a particular participant in light of his, her or its personal investment circumstances, or to certain types of participants (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers or foreign persons) subject to special treatment under the federal income tax laws, and is not tax advice. In particular, this summary generally does not address tax consequences to persons who are not “U.S. Stockholders.” In general, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) who or that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to continue to be treated as a United States person. If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock and participates in the Program, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds shares of common stock and participates in the Program should consult its own tax advisors regarding the tax consequences to the partner of participation in the Program.

If a U.S. Stockholder elects to participate in the Program and is subject to U.S. federal income taxation, the U.S. Stockholder will incur a tax liability for distributions allocated to such U.S. Stockholder even though he, she or it has elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the distribution reinvestment component of the Program. Specifically, the U.S. Stockholder will be treated as if he, she or it has received the distribution from us in cash and then applied such distribution to the purchase of additional shares of common stock. In addition, to the extent a U.S. Stockholder purchases shares of common stock through the Program at a discount to their fair market value, the U.S. Stockholder will be treated for tax purposes as having received an additional distribution equal to the amount of the discount.

As long as we qualify as a REIT, as in the case of nonreinvested cash distributions, the distributions that are reinvested under the Program (and not designated as capital gain dividends or qualified dividend income), including the discount from fair market value, will constitute taxable distributions to a U.S. Stockholder to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) allocable to the distributions, and any excess distributions first will constitute a tax-deferred return of capital that reduces the tax basis of his, her or its common stock, but not below zero, and then capital gain to the extent the excess distribution exceeds his, her or its tax basis in our common stock. In addition, if we designate part or of all our distributions as capital gain dividends, a U.S. Stockholder would treat those designated amounts as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of: (a) the qualified dividend income received by us during such taxable year from C corporations, including any taxable REIT subsidiaries (generally, dividends that we receive will be treated as qualified dividend if the dividends are received from a regular, domestic C corporation, such as taxable REIT subsidiaries, and specified holding period and other requirements are met); (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Distributions that we pay are not eligible for the dividends received deduction otherwise generally available to a stockholder that is a corporation.

A U.S. Stockholder’s tax basis in our common stock acquired under the Program generally will equal the total amount of distributions such U.S. Stockholder is treated as having received. The holding period in the U.S. Stockholder’s common stock generally begins on the day following the date on which the common stock is credited to the U.S. Stockholder’s Program account.

12.	How are administrative expenses treated?

Although the matter is not free from doubt, based on certain private letter rulings obtained by other taxpayers, we intend to take the position that administrative expenses of the Program that we pay do not give rise to constructive distributions to you.

13.	What are the tax consequences of dispositions?

When you withdraw shares from the Program, you will not realize any taxable income. A U.S. Stockholder may recognize a gain or loss upon his, her or its disposition of common stock received under the Program. The amount of any gain or loss recognized will be the difference between the amount of cash and fair market value of property received for the common stock, and the U.S. Stockholder’s tax basis in the common stock. Generally, gain or loss recognized on the disposition of common stock acquired under the Program will be treated for U.S. federal income tax purposes as capital gain or loss if the U.S. Stockholder does not hold the common stock as a dealer. The capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Stockholder’s holding period for the common stock exceeds one year, except that, to the extent of any capital gain dividends received with respect to a U.S. Stockholder’s common stock, capital losses on common stock held for six months or less will be treated as long-term capital losses.

14.	How are backup withholding and information reporting provisions applied to you?

In general, any distribution reinvested under the Program is not subject to U.S. federal income tax withholding, unless you are not a U.S. Stockholder, and as such are otherwise subject to such withholding on cash dividends received from us, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Program. The reinvestment agent, or a successor reinvestment agent, may be required, however, to deduct as “backup withholding” at rates described below a portion of all distributions paid to a U.S. Stockholder, regardless of whether those distributions are reinvested pursuant to the Program. Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds of sales of common stock held in a U.S. Stockholder’s Program account. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number or social security number on an IRS Form W-9 (or an appropriate substitute form), certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, the reinvestment agent may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify its non-foreign status. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Program. Therefore, if a U.S. Stockholder is subject to backup withholding, such U.S. Stockholder’s distributions to be reinvested under the Program will be reduced by the backup withholding amount.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against such U.S. Stockholder’s U.S. federal income tax liability; provided, that the required information is furnished to the IRS.

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or, in certain cases, as an intermediary for the beneficial owners) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. These rules generally will apply to payments of dividends on our common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. You are encouraged to consult your tax advisor regarding the particular consequences to you of this rule.

We will send an IRS Form 1099-DIV to you and to the IRS after the end of each year, reporting all distribution income you received during the year on your common stock.

15.	Are there any other U.S. federal income taxes that may apply to you for participating in the Program?

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

16.	Is there any limit on the amount of common stock I can purchase pursuant to the Program?

For us to qualify as a REIT, no more than 50% in value of our outstanding stock may be actually or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year, which we refer to as the closely-held requirement, and our outstanding common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year, which we refer to as the 100-stockholder requirement. Our charter contains restrictions on ownership and transfer of shares, which we refer to collectively as the ownership limitation, to, among other purposes, help ensure compliance with these requirements. The ownership limitation provides that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding stock or 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our outstanding stock. However, our charter provides that this ownership limit may be modified, either entirely or with respect to one or more persons, by our board of directors, if such modification does not jeopardize our status as a REIT and our board of directors has received certain representations and undertakings required by our charter. As a condition of such modification, the board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our status as a REIT. The ownership limitation will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Any acquisition of shares of common stock under the Program is subject to being voided, ab initio, if that acquisition would result in a violation of the ownership limitation, the closely-held requirement or the 100-stockholder requirement, or certain other requirements or restrictions that could jeopardize our status as a REIT. If your acquisition is voided, you will receive in cash any distributions that were to be reinvested, without interest.

Other Provisions

17.	How can I vote my shares?

We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by designating your vote on the proxy card, by voting in accordance with other instructions or by voting such shares in person at the meeting of stockholders.

18.	What are your and the reinvestment agent’s responsibilities?

We, the reinvestment agent and any of our agents, in administering the Program, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Program or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the Program to the reinvestment agent, we specifically disclaim any responsibility for any of the reinvestment agent’s actions or inactions in connection with the administration of the Program. None of our directors, officers or stockholders or our agents, or those of the reinvestment agent, will have any personal liability under the Program.

19.	How will a stock split affect my Program account?

We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, we will receive and credit to your Program account the applicable number of full shares and the value of any fractional shares.

20.	Can I pledge my shares under the Program?

You may not pledge any shares of common stock credited to your Program account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Program.

21.	How can I transfer my shares?

You may transfer ownership of all or part of the shares of common stock held in your Program account through gift, private sale or otherwise. To transfer your shares to another individual or entity you will need to mail to the transfer agent, at the address in Question 3, a completed transfer form and an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) completed by the individual or entity to whom you are transferring your shares. Please contact the transfer agent if you have any questions or need additional information. Prior to the listing of our common stock on a national securities exchange, your transfer of shares will terminate participation in the Program with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to the reinvestment agent that such transferee meets the requirements for participation in the Program and affirmatively elects participation by delivering an executed Authorization Form.

22.	Can the Program be amended, suspended or terminated?

The reinvestment agent may terminate a participant’s participation in the Program, and we may terminate or suspend the Program itself, at any time upon 10 days’ written notice to the individual participant or all participants, as the case may be. We also may amend the Program by providing written notice at least 10 days prior to the effective date of the amendment.

23.	What happens if you suspend or terminate the Program?

After the suspension or termination of the Program or termination of a participant’s participation in the Program, the reinvestment agent will send to each participant (a) a statement of account detailing the items listed in Question 9 and (b) a check for the amount of any distributions and other amounts in the participant’s account that have not been invested in shares. Our record books will be revised to reflect the ownership of record of the participant’s full shares and the value of any fractional shares standing to the credit of each participant’s account based on the market price of the shares. Any future distributions made after the effective date of the suspension or termination will be sent directly to the former participant.

24.	Are there any risks associated with the Program?

Your investment in shares purchased under the Program is no different from any investment in shares that you hold directly. We cannot assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value or market price with respect to shares of common stock purchased under the Program. We encourage you to carefully consider the various risks associated with an investment in our common stock set forth in “Risk Factors” contained in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

25.	How will you interpret and regulate the Program?

We may interpret, regulate and take any other action in connection with the Program that we deem reasonably necessary to carry out the Program. As a participant in the Program, you will be bound by any actions taken by us.

26.	What law governs the Program?

The laws of the State of Maryland will govern the Program and the participants’ election to participate in the Program.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares under the Program for general corporate purposes, including, but not limited to, investment in properties, payment of fees and other costs, and funding the share repurchase program. We cannot predict with any certainty the amount of Program proceeds that will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

PLAN OF DISTRIBUTION

We are offering a maximum of 6,000,000 shares through the Program. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the Program.

EXPERTS

The consolidated balance sheets of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income/(loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2013 and Schedule III — Real Estate and Accumulated Depreciation as of December 31, 2013, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedule have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon for us by Venable LLP.

INVESTOR SUITABILITY STANDARDS

We have established financial suitability standards for investors who purchase shares of our common stock. New participants should carefully review the following suitability standards to determine whether they are eligible to participate in the Program. These standards require you to meet the applicable criteria below. In determining your net worth, do not include your home, home furnishings or your automobile.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Alabama

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Arkansas

•	Investors must have either (a) a net worth of at least $350,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $100,000. In addition, shares will only be sold to Arkansas residents that have a combined liquid net worth of at least ten (10) times the amount of their investments in us and other similar programs.

California

•	In addition to the general suitability requirements described above, an investor’s maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth, in the aggregate, in our shares and securities of other REITs. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Iowa

•	In addition to the general suitability requirements described above, an Iowa investor must have either (a) a minimum net worth of $350,000 (exclusive of home, auto and furnishings), or (b) a minimum annual income of $100,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition, an Iowa investor’s total investment in the issuer or any of its affiliates, and any other similar real estate investment program, cannot exceed 10% of the Iowa resident’s liquid net worth. “Liquid net worth” for purposes of this investment consists of cash, cash equivalents and readily marketable securities.”

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Massachusetts

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A Massachusetts investor’s aggregate investment in our shares, shares of our affiliates, and in other non-traded real estate investment programs may not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Michigan, New Mexico, Oregon, Pennsylvania and Washington

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a minimum net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the investor’s net worth.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

Nebraska

•	Investors must have either (a) a minimum net worth of $100,000 and an annual income of $70,000 or (b) a net worth of $350,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the investor’s net worth.

New Jersey

•	Investors who reside in the state of New Jersey must have either (a) a liquid net worth of $100,000 and annual gross income of $85,000 or (b) a minimum liquid net worth of $350,000. Additionally, a

New Jersey investor’s total investment in this offering and other non-traded business development companies shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

New York

•	Shares of our common stock will only be sold to investors who initially purchase a number of shares sufficient to constitute a total purchase price of $2,500. However, a number of shares sufficient to constitute a total purchase price of $1,000 shall be the minimum purchase amount for an individual retirement account. Subsequent transfers of such interest shall be in units of not less than $2,500, except for transfers by an individual retirement account, transfers by gift, inheritance, intrafamily transfers, transfers subsequent to the preceding, and transfers to affiliates.

North Dakota

•	Shares will only be sold to residents of North Dakota representing that they have a net worth of at least ten times their investment in us and our affiliates and that they meet one of the general suitability standards described above.

Tennessee

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000, and their maximum investment in us and our affiliates must not exceed ten percent (10%) of their liquid net worth. Shares of our common stock will only be sold to investors who initially purchase a number of shares sufficient to constitute a total purchase price of $2,500.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF
OUR DIRECTORS AND OFFICERS AND OUR ADVISOR

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; and
•	active and deliberate dishonesty established by a final judgment as material to the cause of action.

The Maryland General Corporation Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does to the extent described below) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits the liability of our directors and officers to us and our stockholders for money damages and our charter and bylaws require us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, the advisor or any of its affiliates and permit us to provide such indemnification and advance of expenses to our employees and agents. However, our charter currently prohibits us from indemnifying a director, an officer or the advisor for any liability suffered by any of them or holding any of them harmless for any loss or liability that we suffer, unless:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the person seeking indemnification was acting on our behalf or performing services for us;
•	the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss will not have been the result of gross negligence or willful misconduct; and
•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director, officer, employee or agent, or our advisor or its affiliates, for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;
•	the claims have been dismissed with prejudice by a court of competent jurisdiction; or
•	a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made, and the court considering the request has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

We may advance amounts to a person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all the following conditions are satisfied:

•	the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;
•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;
•	the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct and is not entitled to indemnification.

We may purchase and maintain insurance or provide similar protection on behalf of any director, officer, employee or agent or our advisor or its affiliates against any liability asserted which was incurred in any such capacity with us or arising out of such status; provided, however, that we may not incur the costs of any liability insurance which insures any person against liability for which he, she or it could not be indemnified under our charter. We may enter into any contract for indemnity and advancement of expenses with any officer, employee or agent who is not a director as may be determined by our board of directors and as permitted by law. Our sponsor has purchased directors and officers liability insurance on behalf of our officers and directors and we will reimburse our sponsor for the premiums incurred under such policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

APPENDIX A
AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PROGRAM

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (“Lightstone”), has adopted this Amended and Restated Distribution Reinvestment Program (the “Program”), to be administered by Lightstone or a third party (the “Administrator”) as agent for participants in the Program (“Participants”), on the terms and conditions set forth below, effective as of October 10, 2014.

1. Election to Participate.  Any purchaser or holder of shares of common stock of Lightstone, par value $0.01 per share (the “Shares”), may become a Participant at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator.

2. Distribution Reinvestment.  The Administrator will receive all Distributions (as defined below) paid by Lightstone. Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Section 1, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. Participants are generally required to have the full amount of their cash distributions with respect to their Shares (the “Distributions”) reinvested pursuant to the Program. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate the Participant’s request for less than all the Participant’s Shares to be subject to participation in the Program.

3. General Terms of Program Investments.

(a) Lightstone intends to offer Shares pursuant to the Program at the higher of (i) 95% of the then-current net asset value per Share as estimated by Lightstone’s board of directors and (ii) $9.50 per Share, regardless of the price per Share paid by the Participant; provided, that any discount from the then-current fair market value per Share as estimated by Lightstone’s board of directors will not exceed 5%.

(b) A stockholder may not participate in the Program through distribution channels that would be eligible to purchase Shares in the public offerings of Shares pursuant to Lightstone’s Registration Statements on Form S-11 (File Nos. 333-151532 and 333-177753) outside of the Program at prices below $9.50 per share.

(c) Selling commissions will not be paid for the Shares purchased pursuant to the Program.

(d) Dealer manager fees will not be paid for the Shares purchased pursuant to the Program.

(e) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions, if any, received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(f) Distributions shall be invested in Shares by the Administrator promptly on the payment date with respect to such Distributions to the extent Shares are available for purchase under the Program. If sufficient Shares are not available for purchase under the Program, any funds that have not been invested in Shares will be distributed to Participants promptly on the payment date with respect to such Distributions.

(g) Participants may acquire fractional Shares, computed to four decimal places. The ownership of the Shares shall be reflected on the books of Lightstone or its transfer agent.

(h) a Participant will not be able to acquire Shares under the Program to the extent such purchase would cause him, her or it to exceed the Ownership Limit (as defined below) or other Share ownership restrictions imposed by Lightstone’s charter (as it may be amended, amended and restated, supplemented or otherwise modified from time to time). For purposes of the Program, “Ownership Limit” shall mean the prohibition on beneficial ownership of more than 9.8% in value of the aggregate of Lightstone’s outstanding stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of Lightstone’s stock.

4. Absence of Liability.  Lightstone and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Lightstone and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator if, at any time during his, her or its participation in the Program, there is any material change in the Participant’s financial condition or if any representation made by the Participant in the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in Lightstone’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Program during the prior year. Each statement also shall advise the Participant that, in accordance with Section 5, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant in the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Program will be sent to each Participant by Lightstone or the Administrator at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Program.

8. Termination.

(a) A Participant may terminate or modify his, her or its participation in the Program at any time by written notice to the Administrator. To be effective with respect to any Distribution, such notice must have been received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Program with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by completing and executing an authorization form or any other appropriate documentation as may be acceptable to the Administrator.

9. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Program to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Program that conflict with the general terms and provisions of the Program, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Program.

10. Amendment to, or Suspension or Termination of, the Program.

(a) The terms and conditions of the Program may be amended by Lightstone at any time, including but not limited to an amendment to the Program to substitute a new Administrator to act as agent for the Participants, by providing written notice at least ten (10) days prior to the effective date thereof to each Participant.

(b) The Administrator may terminate a Participant’s individual participation in the Program and Lightstone may terminate or suspend the Program itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After the suspension or termination of the Program or the termination of a Participant’s participation in the Program, the Administrator will send to each Participant (i) a statement of account detailing the items set forth in Section 6, and (ii) a check for the amount of any Distributions and other amounts in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the suspension or termination of the Participant’s participation will be sent directly to the former Participant.

11. Governing Law.  This Program and the Participants’ election to participate in the Program shall be governed by the laws of the State of Maryland.

12. Notice.  Any notice or other communication required or permitted to be given by any provision of the Program shall be in writing and, if to the Administrator, addressed to DST Systems, Inc., 430 W. 7th St., Kansas City, MO 64105, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any change of address.

13. Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of certificates. Lightstone will not issue share certificates except to stockholders who make a written request to the Administrator.

PROSPECTUS

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PROGRAM
6,000,000 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or representation is given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

September 26, 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the shares registered hereby:

Securities and Exchange Commission (“SEC”) Registration Fee	$—
Blue Sky Fees and Expenses	$20,000
Legal Fees and Expenses	$22,500
Accounting Fees and Expenses	$10,000
Transfer Agent Fees	$—
Printing and Mailing Expenses	$10,000
Total	$62,500

Item 15. Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Subject to any additional limitations described below, the charter of the company contains such a provision.

The MGCL requires a corporation (unless its charter provides otherwise, which the company’s charter does to the extent described below) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, the charter and bylaws of the company require the company to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its directors, its officers, its advisor or any of its advisor’s affiliates and permit the company to provide such indemnification and advance of expenses to its employees and agents. However, the company may not indemnify any indemnitee for any liability suffered by the indemnitee or hold an indemnitee harmless for any liability suffered by the company unless (a) the indemnitee has determined in good faith that the course of conduct which caused the loss, liability or expense was in the best interests of the company, (b) the indemnitee was acting on behalf of the company or performing services for the company and (c) the liability, loss or expense was not the result of negligence or misconduct on the part of the indemnitee, except that if the indemnitee is or was an independent director, the liability, loss or expense was not the result of gross negligence or willful misconduct, and (d) the indemnification or agreement to hold harmless is recoverable only out of net assets and not from the stockholders.

Further, the company may not indemnify any indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (x) each claim or count involving alleged material violations of federal or state securities has been adjudicated in favor of the indemnitee, or (y) each such claim or count has been dismissed with prejudice by a court of competent jurisdiction, or (z) a court of competent jurisdiction approves a settlement of each such claim or count and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the SEC and the published position of any applicable state securities regulatory authority as to indemnification for securities law violations.

The company may advance amounts to an indemnitee only if (w) the proceeding relates to acts or omissions relating to the performance of duties or services for the company or on its behalf, (x) the proceeding is initiated by a third party who is not a stockholder or is initiated by a stockholder acting in his or her capacity as such, and a court of competent jurisdiction specifically approves the advancement, (y) the indemnitee provides the company with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, and (z) the indemnitee undertakes in writing to repay the advanced funds to the company, together with interest at the applicable legal rate of interest if the indemnitee is found not to have complied with the requisite standard of conduct and is not entitled to indemnification.

The company’s bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), the company has been advised that, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable.

Item 16. Exhibits

(a) The following documents are filed as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Venable LLP regarding the legality of the securities being registered
23.1	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2	Consent of EisnerAmper LLP
24.1	Power of Attorney (included on the signature page)

Item 17. Undertakings.

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the

SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (ii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The Registrant undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

(f) The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lakewood, New Jersey, on this 26th day of September, 2014.

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST II, INC.

By:	/s/ David Lichtenstein David Lichtenstein Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Lichtenstein as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement for Lightstone Value Plus Real Estate Investment Trust II, Inc. on Form S-3 and all pre- and post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent and his substitutes may lawfully do or cause to be done by virtue hereof.

/s/ Shawn R. Tominus Shawn R. Tominus	Independent Director	September 26, 2014
/s/ Edwin J. Glickman Edwin J. Glickman	Independent Director	September 26, 2014
/s/ George R. Whittemore George R. Whittemore	Independent Director	September 26, 2014

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ David Lichtenstein David Lichtenstein	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	September 26, 2014
/s/ Donna Brandin Donna Brandin	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 26, 2014
/s/ Bruno de Vinck Bruno de Vinck	Senior Vice President, Secretary and Director	September 26, 2014
* Shawn R. Tominus	Independent Director	September 26, 2014

Name	Capacity	Date
* Edwin J. Glickman	Independent Director	September 26, 2014
* George R. Whittemore	Independent Director	September 26, 2014
*By: /s/ David Lichtenstein David Lichtenstein Attorney-in-fact